Exhibit 10.2

COVIDIEN EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED ON JUNE 4, 2009

ARTICLE 1

PURPOSE

The Covidien Employee Stock Purchase Plan as amended and restated by Covidien Ltd. effective as of June 4, 2009 and as assumed by Covidien public limited company on June 4, 2009 (the “Plan”) is created for the purpose of encouraging share ownership by officers and employees of Covidien public limited company (the “Company”) and its subsidiaries so that they may share in growth of the Company by acquiring or increasing their proprietary interest in the Company.

ARTICLE 2

ADMINISTRATION OF THE PLAN

The Plan is administered by the Compensation and Human Resources Committee, a committee of the Board of Directors of the Company (the “Committee”). The Committee may delegate its authority and responsibility for plan administration to a committee or an officer or group of officers, as it deems advisable. The interpretation and construction by the Committee, or its delegate, of any provision of the Plan shall be final and binding on all parties. The Committee, or its delegate, may adopt, from time to time, such rules and regulations, as it deems appropriate for carrying out the Plan. No member of the Board of Directors or the Committee, or its delegate, shall be liable for any action or determination made in good faith with respect to the Plan.

ARTICLE 3

ELIGIBLE EMPLOYEES

The Company will, from time to time, determine which of its employees (including employees of its subsidiaries and divisions) will be eligible to participate in the Plan. All officers who are employees of the Company will be eligible to participate in the Plan. Eligible employees who elect to participate in the Plan shall hereinafter be referred to as “Participants.”

ARTICLE 4

SHARES TO BE PURCHASED

The shares subject to purchase under the Plan is 5,000,000 shares (subject to adjustment in the event of share splits, share dividends, recapitalization, or similar adjustment in the Company’s share capital) of the ordinary share capital of the Company (the “Shares”) which will be purchased in accordance with Article 8.

ARTICLE 5

PAYROLL DEDUCTIONS

Participants, upon entering the Plan, shall authorize payroll deductions to be made for the purchase of Shares. The maximum deduction shall not, on a per pay period basis, exceed a Participant’s base salary or commission (in the case of an employee who receives commission and no base salary) and deductions shall be exclusive of overtime and net withholding and other deductions. The Participant may authorize increases or decreases in the amount of payroll deductions at any time. In order to effect such a change in the amount of the payroll deductions, the Company must receive notice of such change in the manner specified by the Company and changes will take effect as soon as administratively practicable. The Company will accumulate and hold for the Participant’s account the amounts deducted from his/her pay. No interest shall be paid on such amounts. Notwithstanding the foregoing, the Committee may, in its sole discretion, authorize a special bonus payment be made to a Participant and such bonus be designated as an employee contribution. The Company will match such employee contribution, subject to the limit described in the next Article. The bonus may exceed the contribution limits otherwise imposed on the Participant.

ARTICLE 6

EMPLOYER CONTRIBUTION

The Company will match a part of the employee contribution by contributing to the Plan an additional percentage of the Participant’s payroll deduction. The Committee, from time to time, may increase or decrease the percentage of the Company’s contribution to the Participant’s payroll deduction if the interests of the Company so require. The Company shall not match any part of a Participant’s contribution that exceeds twenty-five thousand dollars (US) ($25,000.00) during a single calendar year. The matching contributions hereunder are not intended to be entitlement or part of the regular compensation of any Participant. The Company will pay all commissions relating to the purchase of the Shares under the Plan, and the Company will pay all administrative costs associated with the implementation and operation of the Plan.

June 2009

ARTICLE 7

AUTHORIZATION FOR ENTERING THE PLAN

An eligible employee may enter the Plan by enrolling in the Plan and specifying his/her contribution amount in the manner authorized by the Company. Such authorization will take effect as of the next practicable payroll period. Unless a Participant authorizes changes to his/her payroll deductions in accordance with Article 5 or withdraws from the Plan, his/her deductions under the latest authorization on file with the Company shall continue from one payment period to the succeeding payment period as long as the Plan remains in effect.

ARTICLE 8

PURCHASE OF SHARES

All Shares purchased under the Plan shall be purchased on the open market by a broker designated, from time to time, by the Committee. On a monthly basis, as soon as practicable following the month end, the Company shall remit the total of contributions to the broker for the purchase of the Shares. The broker will then execute the purchase order and the Plan Administrator shall allocate Shares (or fraction thereof) to each participant’s individual recordkeeping account. In the event the purchase of Shares takes place over a number of days and at different prices, then each participant’s allocation shall be adjusted on the basis of the average price per Share over such period.

ARTICLE 9

ISSUANCE OF SHARES

The Shares purchased under the Plan shall be held by the Plan Administrator or its nominee. Participants shall receive periodic statements that will evidence all activity in the accounts that have been established on their behalf. Such statements will be issued by the Plan Administrator or its nominee.

ARTICLE 10

DIVIDEND REINVESTMENT

Any dividends paid to a Participant for Shares purchased under the Plan shall be paid in cash except where the Participant voluntarily elects to reinvest such dividends in Shares of the Company in accordance with such rules or procedures as may be established by the Company from time to time.

ARTICLE 11

SALE OF SHARES PURCHASED

UNDER THE PLAN

Each Participant may sell at any time all or any portion of the Shares acquired under the Plan and held by the Plan Administrator for at least three months by notifying the Plan Administrator, who will direct the broker to execute the sale on behalf of the Participant. The Participant shall pay the broker’s commission and any other expenses incurred with regard to the sale of the Shares. All such sales of the Shares will be subject to compliance with any applicable federal or state securities, tax, or other laws. Each participant assumes the risk of any fluctuations in the market price of the Shares.

ARTICLE 12

WITHDRAWAL FROM THE PLAN

A Participant may cease making contributions to the Plan at any time by changing his/her payroll deduction to zero as described in Article 5. In order to execute a sale of all or part of the Shares purchased under the Plan and held by the Plan Administrator for at least three months, the Participant must contact the Plan Administrator directly. If the Participant desires to withdraw from the Plan by liquidating all or part of his/her shareholder interest, he/she shall receive the proceeds from the sale thereof, minus the commission and other expenses on such sale.

ARTICLE 13

NO TRANSFER OR ASSIGNMENT

A Participant’s right to purchase Shares under the Plan through payroll deduction is his/hers alone and may not be transferred or assigned to, or availed of, by any other person.

ARTICLE 14

TERMINATION OF EMPLOYEE RIGHTS

All of the employee’s rights under the Plan will terminate when he/she ceases to be an eligible employee due to retirement, resignation, death, termination, or any other reason. A notice of withdrawal will be deemed to have been received from a Participant on the day of his/her final payroll deduction. If a Participant’s payroll deductions are interrupted by any legal process, a withdrawal notice will be deemed as having been received on the day the interruption occurs.

June 2009

ARTICLE 15

TERMINATION AND AMENDMENT TO THE PLAN

The Plan may be terminated at any time by the Company’s Board of Directors. Upon such termination, or any other termination of the Plan, all payroll deductions not used to purchase Shares will be refunded. The Board of Directors also reserves the right to amend the Plan, from time to time, in any respect and authorizes the Committee to approve amendments to the Plan on its behalf.

ARTICLE 16

LOCAL TAX LAWS

If the provisions of the Plan contradict local tax laws, the local tax laws shall prevail.

ARTICLE 17

GOVERNING LAW

This Plan shall be governed by, and construed in accordance with, the laws of Ireland.

ARTICLE 18

SEVERABILITY

If any provision of this Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in force and effect.

June 2009